Exhibit 3.1(i)(a)

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            REGENCY AFFILIATES, INC.

                   (Originally incorporated under the name of
            Transcontinental Energy Corporation on February 12, 1980)


     FIRST:      The name of the corporation is REGENCY AFFILIATES, INC.

     SECOND:     The  registered office in the State of Delaware is located at
Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD:     The  purpose of the corporation is to engage in any lawful act or activity for which corporation may be organized under the General Corporation Law of Delaware.

     FOURTH:     The corporation shall be authorized to issue two classes of stock to be designated respectively "Common" and "Preferred"; the total number of shares which the corporation shall have authority to issue shall be thirty million (30,000,000); the total number of shares of Common Stock shall be twenty-five million (25,000,000) and the par value of each share of Common Stock shall be Forty Cents ($.40) (the "Common Stock"); and the total number of shares of Preferred Stock shall be five million (5,000,000) and the par value of each share of Preferred Stock shall be Ten Cents ($.10) (the "Preferred Stock").

     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, or restrictions thereof, including, without limitation, the voting powers, if any, the dividend rate, conversion rights, redemption price, or liquidation preference, of any series of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote.

     FIFTH:     In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the corporation.

     SIXTH:     Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     SEVENTH:     The  corporation reserves the right to amend, alter, change or repeal any provisions contained in this certificate in any manner now or hereafter prescribed by law, and all rights herein conferred upon the shareholders are granted subject to this reservation.

     EIGHTH:     The number of directors of the corporation shall be such number as may be fixed from time to time by the By-laws of the corporation. All directors of the corporation shall hold office until their successors are duly elected and qualify.

     NINTH:     Meetings of stockholders may be held outside the State of
Delaware, if the By-laws so provide. The books of the corporation may be kept (subject to the provisions of law) outside of the State of Delaware. Elections of directors need not be by ballot unless the By-laws of the corporation shall so provide.

     IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates and does not further amend the Corporation's Certificate of Incorporation, as heretofore amended or supplemented, there being no discrepancies between those provisions and the provisions of this Restated Certificate of Incorporation, and having been duly adopted by the Board of Directors of the corporation in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware, has been executed on the 20th day of November, 1991.

                              REGENCY AFFILIATES, INC.

                              By:  /s/ William R. Ponsoldt
                                   William R. Ponsoldt,
                                   Chairman and Chief Executive
                                   Officer and President

[CORPORATE SEAL]
ATTEST:
By:   /s/ Eunice M. Antosh
Eunice M. Antosh, Asst. Secretary